Exhibit 99.1

INTERCEPT NAMES DELOITTE & TOUCHE
AS ITS NEW INDEPENDENT ACCOUNTING FIRM

ATLANTA, GA (July 18, 2002)—InterCept, Inc. (Nasdaq:ICPT), a leading provider of technology products and services for community financial institutions and other businesses, announced today that it has appointed Deloitte & Touche LLP as its new independent public accounting firm effective July 18, 2002. The appointment of Deloitte & Touche was approved by InterCept’s Board of Directors.

Deloitte & Touche replaces Arthur Andersen, LLP. InterCept’s decision to change auditors was not based on any disagreement between the company and Arthur Anderson on any matter of accounting practices or principles, auditing scope, financial disclosure or procedure.

“We appreciate the service that Andersen has provided InterCept over the past several years,” said Scott R. Meyerhoff, chief financial officer of InterCept. “However, due to the changes occurring within Arthur Andersen, we believe it is in the best interests of our company and shareholders to engage another independent accounting firm to serve our auditing needs.” Regarding the selection of Deloitte & Touche, Meyerhoff further commented, “Deloitte & Touche has an outstanding reputation as one of the nation’s leading public accounting firms, and we look forward to establishing a good working relationship with them.”

About InterCept

InterCept is a single-source provider of a broad range of technologies, products and services that work together to meet the technology and operating needs of community financial institutions and other businesses. InterCept’s products and services include core data processing, check processing and imaging, credit and debit card processing, electronic funds transfer, data communications management, and related products and services. For more information about InterCept, go to www.intercept.net or call 770.248.9600.